UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

MAY 2, 2005
Commission File Number: 000-18053

LASERSCOPE

(Exact name of Registrant as specified in its charter)

CALIFORNIA	77-0049527
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

3070 ORCHARD DRIVE
SAN JOSE, CA 95134-2011
(Address of principal executive offices)

(408) 943-0636
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT 99.1

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On May 2, 2005, Laserscope, a California corporation (the “Company”) issued a press release to announce that Derek Bertocci, age 51, will join Laserscope, as Vice President of Finance and Chief Financial Officer, effective approximately June 1, 2005. Mr. Bertocci will serve as the Company’s principal financial and accounting officer and be responsible for management of the Company’s information technology infrastructure. Mr. Bertocci has served as the Chief Financial Officer of VISX since 2004, and prior to becoming Chief Financial Officer, he held the positions of Vice President, Controller at VISX since 1995. Prior to joining VISX in 1995, Mr. Bertocci served as Controller for Time Warner Interactive.

Mr. Bertocci’s employment will be at-will, meaning that his employment may be terminated at any time by either the Company or Mr. Bertocci. Mr. Bertocci will receive a base salary of $245,000 per year. He will be eligible for an annual bonus ranging from 0% to 100% of base salary pursuant to the Company’s 2005 Executive Staff Compensation and Bonus Plan. Mr. Bertocci will receive a stock option for 50,000 shares of the Company’s common stock, which will vest over four years. In addition, as an executive officer of the Company, Mr. Bertocci will enter into the Company’s standard Management Continuity Agreement, which provides in the event of a change in control of the Company for employment or salary continuation and acceleration of vesting on all outstanding stock options.

Dennis LaLumandiere will continue to serve as Vice President of Finance and Chief Financial Officer until Mr. Bertocci joins the Company in June, at which time Mr. LaLumandiere will be appointed to the newly-created position of Vice President, Human Resources and Organizational Development.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release of Laserscope dated May 2, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASERSCOPE (Registrant)

Date: May 2, 2005	By:	/s/ Peter Hadrovic

Peter Hadrovic Vice President, Legal Affairs and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 2, 2005